Exhibit 99.1

In Re: Kid Brands, Inc. et al.	Case No. 14-22582
Debtors

SCHEDULE OF CASH RECEIPTS AND DISBURSEMENTS

For the Period July 1, 2014 through July 31, 2014

Kid Brands, Inc.
RECEIPTS
CASH RECEIPTS	$100,000.00
TOTAL RECEIPTS	$100,000.00
DISBURSEMENTS
OPERATING DISBURSEMENTS
PAYROLL & EMPLOYEE EXPENSE REIMBURSEMENTS	302,683.97
EMPLOYEE MEDICAL	133,756.38
DISTRIBUTION & FREIGHT	449,577.05
INVENTORY PURCHASES
RENT	5,461.31
INSURANCE	152,788.15
ADMINISTRATIVE & OTHER OPERATING	54,452.87
TOTAL OPERATING DISBURSEMENTS	1,098,719.73
NON-OPERATING DISBURSEMENTS
LOAN PAYDOWN, INTEREST AND FEES	179,709.74
PROFESSIONAL FEES	904,975.32
DEPOSITS	27,000.00
U.S. TRUSTEE FEES
TOTAL NON-OPERATING DISBURSEMENTS	1,111,685.06
TOTAL DISBURSEMENTS	2,210,404.79
NET CASH FLOW	$(2,110,404.79)

THE FOLLOWING SECTION MUST BE COMPLETED

DISBURSEMENTS FOR CALCULATING U.S. TRUSTEE QUARTERLY FEES: (FROM CURRENT MONTH ACTUAL COLUMN)
TOTAL DISBURSEMENTS	2,210,404.79
LESS: TRANSFERS TO DEBTOR IN POSSESSION ACCOUNTS
PLUS: ESTATE DISBURSEMENTS MADE BY OUTSIDE SOURCES

TOTAL DISBURSEMENTS FOR CALCULATING U.S. TRUSTEE QUARTERLY FEES	2,210,404.79

1	This consolidated statement of cash receipts and disbursements has been presented in a manner consistent with the Debtors’ external financial reporting and would be unduly burdensome to produce in a different or modified format.

FORM MOR-1

In Re: Kid Brands, Inc. et al.	Case No. 14-22582
Debtors

STATEMENT OF OPERATIONS

For the Period July 1, 2014 through July 31, 2014

The Statement of Operations is to be prepared on an accrual basis. The accrual basis of accounting recognizes revenue when it is realized and expenses when they are incurred, regardless of when cash is actually received or paid.

Kid Brands, Inc.
REVENUES
Net Revenue
Cost of Goods Sold
Gross Profit	—
OPERATING EXPENSES
Direct Selling
Sales Support
Shipping	345,029
Administrative	476,359
MIS	36,650
Legal	63,654
Design and Product Development
Other
Intercompany
Total Operating Expenses	921,692
Net Profit (Loss) Before Other Income & Expenses	(921,692)
OTHER INCOME AND EXPENSES
Interest Expense[2]
Net Profit (Loss) Before Reorganization Items	(921,692)
Income Taxes

Net Profit (Loss)	(921,692)

1	This consolidated statement of cash receipts and disbursements has been presented in a manner consistent with the Debtors’ external financial reporting and would be unduly burdensome to produce in a different or modified format.

FORM MOR-2

In Re: Kid Brands, Inc. et al.	Case No. 14-22582
Debtors

BALANCE SHEET

For the Period Ended July 31, 2014

The Balance Sheet is to be completed on an accrual basis only. Pre-petition liabilities must be classified separately from postpetition obligations.

Consolidated
ASSETS
CURRENT ASSETS
Unrestricted Cash and Equivalents	449,719
Restricted Cash	898,327
Accounts Receivable (Net)	12,921,370
Notes Receivable	150,000
Inventories (Net)	19,644,470
Income Taxes Receivable	4,913
Prepaid Expenses and Other Current Assets	5,979,490
TOTAL CURRENT ASSETS	40,048,289
PROPERTY AND EQUIPMENT
Fixed Assets	7,854,356
Less Accumulated Depreciation	(4,631,908)
TOTAL PROPERTY & EQUIPMENT	3,222,448
OTHER ASSETS
Intangibles	8,862,529
Notes Receivable, Long-term	209,850
Other Assets	288,149
TOTAL OTHER ASSETS	9,360,528

TOTAL ASSETS	52,631,265

Kid Brands, Inc.
LIABILITIES AND OWNER EQUITY
LIABILITIES NOT SUBJECT TO COMPROMISE (Postpetition)
DIP Financing	35,879,256
Accounts Payable	1,020,395
Taxes Payable	211,004
Accrued expenses	667,650
TOTAL POSTPETITION LIABILITIES	37,778,305
LIABILITIES SUBJECT TO COMPROMISE (Pre-Petition)
Accounts Payable	24,790,674
Taxes Payable	453,858
Accrued expenses	26,054,073
Deferred Rent-leases	1,867,680
TOTAL PRE-PETITION LIABILITIES	53,166,285
TOTAL LIABILITIES	90,944,590
SHAREHOLDER EQUITY
NET SHAREHOLDER EQUITY	(38,313,325)

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	52,631,265

1	Includes the assets and liabilities of the Company’s foreign entities that are not part of the bankruptcy filing.

FORM MOR-3